Exhibit 1

ASX Release

1 March 2010

The Westpac Group completes transition to operate a single ADI

The Westpac Group today commenced operating as a single authorised deposit-taking institution (ADI).  The process of transitioning to a single ADI was first detailed in a statement to the ASX on 12 February 2010 and was finalised following APRA and Federal Court approval.

In moving to a single ADI all the assets and liabilities of St.George Bank Limited have become those of Westpac Banking Corporation.  In conjunction, the legal entity, St.George Bank Limited, has been deregistered.  The move to a single ADI and deregistration has no impact on the separate St.George brand and branches.  Importantly, the change will have no impact on customers’ ordinary day to day interactions with St.George.

Ends.

For Further Information
David Lording Westpac Media Relations Ph: 02 8253 3510 Ph: 0419 683 411	Jane Counsel Westpac Media Relations Ph: 02 8253 3443 Ph: 0416 275 273

Westpac Banking Corporation

ABN 33 007 457 141